								Exhibit 99.1



Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release


		   OHIO CASUALTY CORPORATION REPORTS NET INCOME
			  UP 105% FOR THE FOURTH QUARTER


FAIRFIELD, OHIO, February 9, 2005 --- Ohio Casualty Corporation (NASDAQ:OCAS) today announced the following results for its fourth quarter ended December 31, 2004, compared with the same period of the prior year:

   - Net income of $56.9 million, or $0.82 per diluted share, versus $27.7 million, or $0.42 per diluted share;
   - All Lines statutory combined ratio of 95.0%, a 9.7 point improvement;
     and
   - Operating income (A) of $43.7 million versus $25.2 million, an $18.5 million or 73.4% increase.

Results for the full year ended 2004 compared with 2003 included:

   - Net income of $128.4 million, or $1.89 per diluted share, versus $75.8 million, or $1.18 per diluted share;
   - All Lines statutory combined ratio of 98.4%, a 7.7 point improvement;
     and
   - Operating income (A) of $115.1 million versus $52.5 million, a $62.6 million or 119.2% increase.

President and Chief Executive Officer Dan Carmichael commented, "I am extremely pleased with our financial results for both the fourth quarter and full year 2004. Our operating income is up 73.4% and 119.2%, respectively, and our statutory combined ratio for each period is our best since 1980. This improvement, including increased shareholder value, is the result of the success of our strategic initiatives and the hard work and dedication of our staff and independent agents.

Our improved financial results were driven by significantly improved loss experience, including lower loss adjustment costs as a result of our cost reduction programs, which are continuing in 2005. The improved loss experience is the result of our disciplined underwriting and the enhanced pricing methodologies we continue to develop. In addition, we have continued to experience favorable prior years reserve development at $5.9 million for the fourth quarter.

While we have made great strides in lowering our underwriting expense ratio, the fourth quarter includes additional incentive compensation expense related to our overall profitability improvements and a $5.6 million increase in the surplus guarantee accrual on the sale of our New Jersey personal auto business to Proformance Insurance Company (Proformance). These two items raised the fourth quarter underwriting ratio by 2.8 points.

I remain very thankful to our agents and employees for the hard work and excellent results."

The major components of net income are summarized in the table below:

						Three Months                    Year
Summary Income Statement                        Ended Dec 31                Ended Dec 31
($ in millions, except share data)            2004         2003          2004         2003
----------------------------------            ----         ----          ----         ----
Premiums and finance charges earned         $361.7       $363.5      $1,446.8     $1,424.4
Investment income less expenses               57.2         53.1         201.2        208.7
Investment gains realized, net                20.4          3.9          23.0         35.9
					    ------       ------      --------     --------
    Total revenues                          $439.3       $420.5      $1,671.0     $1,669.0


Losses and benefits for policyholders       $173.8       $210.0      $  777.6     $  852.5
Loss adjustment expenses                      42.1         46.7         158.7        174.9
Underwriting expenses                        128.5        122.6         504.8        503.2
Corporate and other expenses                  12.4          6.5          43.4         30.8
					    ------       ------      --------     --------
    Total expenses                          $356.8       $385.8      $1,484.5     $1,561.4

Income tax expense:
  On investment gains realized              $  7.1       $  1.4      $    8.0     $   12.6
  On all other income                         18.5          5.6          48.5         19.2
					    ------       ------      --------     --------
    Total income tax expense                $ 25.6       $  7.0      $   56.5     $   31.8

Cumulative effect of an
  accounting change                         $   -        $   -       $   (1.6)    $     -
					    ------       ------      --------     --------

Net income                                  $ 56.9       $ 27.7      $  128.4     $   75.8
					    ======       ======      =========    ========

Average shares outstanding - diluted    71,941,641   70,633,323    71,508,519   70,224,196
Net income, per share - diluted              $0.82        $0.42         $1.89        $1.18

In connection with the adoption of Emerging Issues Task Force ("EITF") Consensus 04-8 "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" in the fourth quarter 2004, the Company has restated the average shares outstanding-diluted and net income per share-diluted for the three months and full year ended December 31, 2003. The net effect of this restatement reduced net income per share-diluted by $0.03 and $0.06, for the three months and full year ended December 31, 2003, respectively. The effect on net income per share of this restatement and for current year presentation was determined using the "if-converted" methodology prescribed in SFAS No. 128.

Consolidated before-tax net investment income for the fourth quarter 2004 increased $4.1 million over the same period in 2003. This increase is a result of a $7.4 million favorable amortization adjustment on certain fixed income securities, with $4.3 million of this adjustment representing a reclassification from realized gains. This favorable adjustment was partially offset by reinvestment yields that are below our average portfolio yield and our portfolio shift into tax exempt securities. This shift in the investment portfolio will reduce before-tax net investment income; however, it correspondingly lowers the Corporation's effective tax rate, therefore maximizing its after-tax income.

Statutory Results
Insurance industry regulators require subsidiaries of Ohio Casualty Corporation to report certain financial measures on a statutory accounting basis. Management also uses statutory financial criteria to analyze property and casualty results, including loss and loss adjustment expense (LAE) ratios, underwriting expense ratios, combined ratios, net premiums written and net premiums earned.

Statutory net written premiums for our Commercial Lines segment increased for the quarter driven by improved pricing and higher policy renewal rates. Specialty Lines net written premiums declined in the fourth quarter as commercial umbrella market pricing fell below acceptable levels resulting in lower new business production. In addition, underwriting actions led to lower renewal rates in the commercial umbrella line. These declines were partially offset by growth in the fidelity and surety product line. Personal Lines net written premiums also declined for the quarter, primarily as a result of a $2 million return of premium related to a North Carolina rate case settlement.

All three operating segments achieved underwriting profitability in the fourth quarter with improvements concentrated in their loss ratios and driven by underwriting and pricing actions. Commercial and Personal Lines were significantly more profitable over the same period last year due to improved underwriting quality, higher pricing adequacy and slightly favorable reserve development compared with significant adverse reserve development in 2003.
The significant improvement in Personal Lines was made despite a 4.2 point increase in catastrophe losses and the 4.8 point charge related to the Proformance surplus guarantee accrual. The maximum amount that may be required under the Proformance agreement has now been accrued. The Specialty Lines result was very strong at a 95.1% combined ratio for the quarter, including 5.3 points of favorable prior year reserve development compared to
21.9 points of favorable development in the same period last year. Based upon the nature of the Specialty Line business and our premium volumes for this segment, the Specialty Line combined ratio is subject to more volatility compared to our other product lines.

Supplemental financial information for the fourth quarter and full year 2004 and 2003, respectively, including many of the statutory financial measures described above, is available on Ohio Casualty Corporation's website at www.ocas.com and was also filed on Form 8-K with the Securities and Exchange Commission. A discussion of the differences between statutory accounting principles and accounting principals generally accepted in the United States is included in Item 15 of the Corporation's Form 10-K for the year ended December 31, 2003.

Statutory Net Premiums Written
The table below summarizes net premiums written for the operating segments:


Statutory                   Three Months                       Year
Net Premiums Written        Ended Dec 31      %             Ended Dec 31       %
($ in millions)            2004      2003    Chg          2004        2003    Chg
--------------------       ----      ----    ---          ----        ----    ---
Commercial Lines         $192.4    $180.7    6.5      $  828.2    $  792.6    4.5
Specialty Lines            32.9      40.3  (18.4)        135.5       164.9  (17.8)
Personal Lines            117.2     120.1   (2.4)        490.2       484.1    1.3
			 ------    ------             --------    --------
   All Lines             $342.5    $341.1    0.4      $1,453.9    $1,441.6    0.8

Statutory Combined Ratio
The statutory combined ratio is a commonly used gauge of underwriting performance measuring the percentage of premium dollars used to pay insurance losses and related expenses. The loss and LAE ratios measure losses and LAE as a percentage of net earned premiums and the underwriting expense ratio measures underwriting expenses as a percentage of net premiums written. The combined ratio is the sum of the loss ratio, the LAE ratio, and the underwriting expense ratio. All combined ratio references in this press release are calculated on a calendar year basis unless specified as calculated on an accident year basis. Furthermore, these references to combined ratio or its components are calculated on a statutory accounting basis.

The table below summarizes combined ratio results by business unit:

				Three Months              Year
				Ended Dec 31          Ended Dec 31
Statutory Combined Ratio       2004      2003        2004      2003
------------------------       ----      ----        ----      ----
Commercial Lines               96.2%    119.0%       99.3%    112.3%
Specialty Lines                95.1%     60.9%       97.2%     77.2%
Personal Lines                 93.3%     97.0%       97.6%    105.6%
			       -----    ------       -----    ------
   All Lines                   95.0%    104.7%       98.4%    106.1%

Loss and LAE Development
The loss and LAE ratio component of the accident year combined ratio measures losses and LAE arising from insured events that occurred in the respective accident year. The current accident year excludes losses and LAE for insured events that occurred in prior accident years.

The table below summarizes the impact of changes in provision for all prior accident year losses and LAE:

					  Three Months                Year
					  Ended Dec 31            Ended Dec 31
($ in millions)                          2004       2003         2004       2003
---------------                          ----       ----         ----       ----
Statutory net liabilities,
  beginning of period                $2,188.7   $2,118.3     $2,128.9   $2,078.7
Increase/(decrease) in provision
  for prior accident year claims        $(5.9)     $24.4       $(21.7)     $34.1
Increase/(decrease) in provision
  for prior accident year claims
  as % of premiums earned                (1.6)%      6.7%        (1.4)%      2.4%

Other Highlights
For the fourth quarter of 2004 compared to the fourth quarter of 2003:
  - Catastrophe losses increased to $5.4 million from $2.6 million.
  - Employee count was down 17.9% to approximately 2,200 at December 31, 2004.
  - GAAP book value per share of $20.82 increased 10.7%.
  - Premiums to surplus ratio improved to 1.5 to 1 from 1.7 to 1.

For the full year 2004 compared to 2003:
  - Catastrophe losses decreased slightly to $43.5 million from $43.8 million.

Guidance
Looking forward, the Corporation reaffirms its long-term goals, which are to achieve above market premium growth and to operate within a 96% to 98% all-lines statutory combined ratio, with continued focus on gaining greater operational expense efficiencies. In the short term, however, we expect that increasing competitive pressures in all lines of business will affect our premium growth. The Corporation also anticipates that before-tax net investment income will decline in 2005 due to the full year impact of the shift in the investment portfolio to a higher percentage of tax-exempt securities.

Investors are advised to read the safe harbor statement at the end of this release.

Conference Call
The Corporation will conduct a teleconference call to discuss information included in this news release and related matters at 9:00 a.m. EST on Thursday, February 10, 2005. The call is being webcast by Vcall and can be accessed at Ohio Casualty Corporation's website at www.ocas.com. The webcast is also being distributed over PrecisionIR's Investor Distribution network to both institutional and individual investors. Investors can listen to the call through PrecisionIR's webcast site at www.vcall.com or by visiting any of the investor sites in PrecisionIR's Investor Network. The webcast will be available for replay through May 9, 2005. To listen to call playback by telephone, dial 1-800-252-6030, then enter ID code 35247929. Call playback begins at 5 p.m. EST on February 10, 2005 and extends through midnight on February 12, 2005.

Quiet Period
The Corporation observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the first quarter will start April 1, 2005 extending through the time of the earnings conference call scheduled for April 27, 2005.

Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 48th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2004). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.7 billion as of December 31, 2004.

Safe Harbor Statement
Ohio Casualty Corporation publishes forward-looking statements relating to such matters as anticipated financial performance, business prospects and plans, regulatory developments and similar matters. The statements contained in this news release that are not historical information, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The operations, performance and development of the Corporation's business are subject to risks and uncertainties, which may cause actual results to differ materially from those contained in or supported by the forward-looking statements in this release. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's business include the following: changes in property and casualty reserves; catastrophe losses; premium and investment growth; product pricing environment; availability of credit; changes in government regulation; performance of financial markets; fluctuations in interest rates; availability and pricing of reinsurance; litigation and administrative proceedings; rating agency actions; acts of war and terrorist activities; ability to appoint and/or retain agents; ability to achieve targeted expense savings; ability to achieve premium targets and profitability goals; and general economic and market conditions.

Ohio Casualty Corporation undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Investors are also advised to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission or in subsequent press releases.

(A) Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Reconciliation of Net Income to Operating Income
Management of the Corporation believes the significant volatility of realized investment gains and losses limits the usefulness of net income as a measure of current operating performance. Accordingly, management uses the non-GAAP financial measure of operating income to further evaluate current operating performance. Operating income, both in dollar amount and per share amount, is reconciled to net income and net income per share in the table below:


				      Three Months               Year
				      Ended Dec 31           Ended Dec 31
($ in millions)                      2004      2003         2004      2003
---------------                      ----      ----         ----      ----
Operating income                    $43.7     $25.2       $115.1     $52.5
After-tax net realized gains         13.2       2.5         14.9      23.3
Cumulative effect of accounting
  change                                -         -         (1.6)        -
				    -----     -----       -------    -----
Net income                          $56.9     $27.7       $128.4     $75.8


Operating income
  per share - diluted               $0.64     $0.38       $ 1.71     $0.84
After-tax net realized gains
  per share- diluted                 0.18      0.04         0.20      0.34
Cumulative effect of accounting
  change per share - diluted          -         -          (0.02)      -
				    -----     -----       -------    -----
Net income per share - diluted      $0.82     $0.42       $ 1.89     $1.18

As mentioned previously, in connection with the adoption of EITF 04-8 in the fourth quarter 2004, the Company has restated the above table's per share amounts for the three months and full year ended December 31, 2003. The net income and operating income per share-diluted effect of this restatement and for current year presentation was determined using the "if-converted" methodology prescribed by SFAS No. 128.

Reconciliation of Net Income Return on Equity to Operating Income Return on
Equity
Operating income return on equity is a ratio management calculates using non-GAAP financial measures. It is calculated by dividing the annualized consolidated operating income (see calculation below) for the most recent quarter by the average shareholders' equity for the quarter using a simple average of beginning and ending balances for the quarter, excluding from equity after-tax unrealized investment gains and losses. This ratio provides management with an additional measure to evaluate the results excluding the unrealized changes in the valuation of the investment portfolio that can fluctuate between periods. The following table reconciles operating income return on equity to net income return on equity, the most directly comparable GAAP measure:

				     Three Months               Year
				     Ended Dec 31            Ended Dec 31
($ in millions)                     2004       2003         2004      2003
---------------                     ----       ----         ----      ----
Net income                      $   56.9   $   27.7     $  128.4   $   75.8
Average shareholders' equity     1,275.5    1,142.6      1,220.4    1,102.3
Return on equity based on
  annualized net income             17.8%       9.7%        10.5%       6.9%
				    =====       ====        =====       ====

Operating income                $   43.7   $   25.2     $  115.1   $   52.5
Average shareholders' equity       985.3      857.9        935.7      832.8
Return on equity based on
  annualized operating income       17.7%      11.8%        12.3%       6.3%
				    =====      =====        =====       ====


Average shareholders' equity    $1,275.5   $1,142.6     $1,220.4   $1,102.3
Average unrealized gains           290.2      284.7        284.7      269.5
				--------   --------     --------   --------
Adjusted average shareholders'
  equity                        $  985.3   $  857.9     $  935.7   $  832.8
				========   ========     ========   ========